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                     July 27, 2023

       Quanzhong Lin
       Chief Executive Officer, President, and Secretary
       AiXin Life International, Inc.
       Hongxing International Business Building 2, 14th FL, No. 69 Qingyun South Ave., Jinjiang District
       Chengdu City, Sichuan Province, China

                                                        Re: AiXin Life
International, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 000-17284

       Dear Quanzhong Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Vincent J. McGill